Exhibit 10(e)(15)

AMENDMENT NO. 3 TO THE

ALLTEL CORPORATION

1998 MANAGEMENT DEFERRED COMPENSATION PLAN

Effective as of December 8, 2005, the ALLTEL Corporation 1998 Management Deferred Compensation Plan is hereby amended to add a new Section 6.7 to the end thereof as follows:

"6.7 Adoption of Sub-Plan. Effective as of December 8, 2005 (the "Effective Date"), the Corporation hereby establishes the 1998 Management Deferred Compensation Sub-Plan (the "Sub-Plan"). The Sub-Plan shall be governed by the same terms and conditions as the Plan, except as otherwise provided below:

(a) Designated Participants; Credits. Each Participant designated by the Corporation (a "Designated Participant") shall have credited to his or her Deferred Compensation Account under the Sub-Plan the amount credited to his or her Deferred Compensation Account under the Plan as of the Effective Date. On and after the Effective Date, the Designated Participants shall only be entitled to benefits under the terms and conditions of the Sub-Plan and shall cease to have any rights under the terms of the Plan in effect prior to the Effective Date.

(b) Deferral Elections. The deferral elections of Designated Participants under the Plan with respect to the 2005 and 2006 Deferral Years shall remain in effect under the Sub-Plan in accordance with their terms.

(c) Distribution Elections. Notwithstanding anything contained herein to the contrary, and in accordance with Q/A 19(c) of Notice 2005-1 and the proposed Treasury regulations issued under Section 409A of the Code, a Designated Participant may elect on a form provided by the Corporation to receive a distribution of his or her Deferred Compensation Account under the Sub-Plan for all Deferral Years in accordance with the following rules:

(i) A Designated Participant may elect to defer distribution or commencement of distribution of his or her Deferred Compensation Account for all Deferral Years until the earliest to occur of (i) the first day of any month (other than January) of a specified year or attainment of a specified age, or (ii) death.

(ii) A Designated Participant may elect to receive such distributions in a single lump sum or in a number of approximately equal annual installments over a specified period not exceeding five (5) years, commencing on the date specified above.

(iii) In order to be effective, such election must be filed with the Corporation on or before December 31, 2005 (or any earlier date specified on the applicable election form provided by the Corporation). If a Designated Participant fails to make an election pursuant to this Section 6.7(c), then his Deferred Compensation Account shall be distributed to the Designated Participant or his Beneficiary in accordance with Article IV of the Plan.

(d) Compliance with Section 409A of the Code. It is intended that the Sub-Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred by the Designated Participants under the Sub-Plan in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Designated Participants or their Beneficiaries. This Sub-Plan shall be construed, administered, and governed in a manner that effects such intent, and the Corporation shall not take any action that would be inconsistent with such intent. Any provisions that would cause any amount deferred or payable under the Sub-Plan to be includible in the gross income of any Designated Participant or Beneficiary under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount to not be so includible (which amendment may be retroactive to the extent permitted by Section 409A of the Code). Any reference in this Sub-Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(e) Effect on Other Participants. For purposes of clarity, the provisions of the Sub-Plan shall only apply to the Designated Participants, and shall not be construed to modify the benefits and rights of any other Participant of the Plan. Accordingly, and to the greatest extent possible, the provisions of the Sub-Plan shall be construed and interpreted so as to avoid creating any "material modifications" (within the meaning of Section 409A of the code) with respect to such other Participants."

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

ALLTEL CORPORATION

By:  /s/ Scott T. Ford

Title:  Chief Executive Officer and President